Exhibit 99.1

MEDIA CONTACT: Lauren George 407-613-8431 Lauren.George@hgv.com

FOR IMMEDIATE RELEASE

Hilton Grand Vacations expands urban portfolio, purchases fourth property in New York City

ORLANDO, Fla. (June 28, 2018) – Hilton Grand Vacations Inc. (NYSE:HGV) announces it has acquired the Quin, which will be its fourth property in New York City. HGV purchased the 17-story property with plans to convert the existing 208 hotel rooms into 212 studios and one- and two-bedroom timeshare units.

“We are excited to announce the acquisition of the Quin, our fourth property in New York City and an important milestone in our 2018 inventory investment program,” says Mark Wang, president and CEO of Hilton Grand Vacations. “Adding high-quality properties in desirable destinations is a key component in advancing our strategic priorities.”

The Quin, a well-known luxury lifestyle hotel in Midtown Manhattan, is located near Broadway, Carnegie Hall and Times Square, with views of Central Park. It once housed the century’s greatest artists, including Ignacy Jan Paderewski, Georgia O’Keeffe and Marc Chagall. Resort amenities are expected to include a private owners’ lounge, fitness center and restaurant.

Purchasing the Quin is part of HGV expanding its portfolio of urban vacation options available to Club Members. The Residences by Hilton Club opened in June 2018. Previously, HGV opened two properties in Manhattan, including The Hilton Club – New York in 2002 and West 57th Street by Hilton Club in 2009, which was the first purpose-built timeshare property ever constructed in New York City.

HGV has entered into an agreement with the current management company while the property is being fully transitioned to HGV’s resort management and operations. The property will remain open during all phases of transition, and sales are anticipated to begin by the fourth quarter of 2019. HGV purchased the Quin for $175 million.

Important Notice

Statements in this press release that are not historical facts may be forward-looking statements. Words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

About Hilton Grand Vacations Inc.

Hilton Grand Vacations Inc. (NYSE:HGV) is recognized as a leading global timeshare company. With headquarters in Orlando, Fla., Hilton Grand Vacations develops, markets and operates a system of brand-name, high-quality vacation ownership resorts in select vacation destinations. The Company also manages and operates two innovative club membership programs: Hilton Grand Vacations Club® and The Hilton Club®, providing exclusive exchange, leisure travel and reservation services for more than 290,000 Club Members. For more information, visit www.hgv.com and www.hiltongrandvacations.com.

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